Exhibit 99.1
Solera Holdings, Inc. Reports First Quarter 2016 Results
First Quarter Revenue of $313.3 Million, up 11.9% on a Reported Basis and up 21.9% on a Constant Currency Basis; First Quarter Adjusted EBITDA down 3.6% on a Reported Basis and up 9.7% on a Constant Currency Basis:
Company Announces Quarterly Dividend
WESTLAKE, Texas, November 5, 2015/PRNewswire/ – Solera Holdings, Inc. (NYSE: SLH), a leading provider of risk and asset management software and services to the automotive and property marketplace, including the global P&C insurance industry, today reported results for the first quarter of fiscal year 2016.
Results for the First Quarter Ended September 30, 2015:
GAAP Results

•
Revenue for the first quarter was $313.3 million, an 11.9% increase over the prior year first quarter revenue of $280.1 million. On a constant currency basis, revenue for the first quarter increased by approximately 21.9% over the prior year first quarter revenue;

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Net loss attributable to Solera Holdings, Inc. for the first quarter was $66.9 million, as compared to the prior year first quarter net income attributable to Solera Holdings, Inc. of $12.4 million. The net loss reported for the first quarter is due to certain non-recurring charges incurred during the quarter as described below;

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Diluted net loss attributable to Solera Holdings, Inc. per common share for the first quarter was $1.00, as compared to the prior year first quarter diluted net income attributable to Solera Holdings, Inc. per common share of $0.18. The diluted net loss per common share reported for the first quarter is due to the net loss attributable to Solera Holdings, Inc. reported for the same period.

"We are pleased to report a solid start to fiscal year 2016 with first quarter revenue of $313 million, driven by total growth of 21.9% on a constant currency basis and continued acceleration in organic growth, both in-line with our expectations,” said Tony Aquila, Solera’s founder, Chairman and Chief Executive Officer.
Non-GAAP Results

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Adjusted EBITDA for the first quarter was $109.8 million, a 3.6% decrease versus the prior year first quarter Adjusted EBITDA of $113.9 million. On a constant currency basis, Adjusted EBITDA for the first quarter increased by 9.7% over the prior year first quarter Adjusted EBITDA. After excluding the one-time, special cash award of $10.0 million approved by our Compensation Committee and paid to our CEO during the quarter (the “Special Cash Award”), Adjusted EBITDA for the first quarter increased by 5.2% over the prior year first quarter. On a constant currency basis and excluding the Special Cash Award, Adjusted EBITDA for the first quarter increased by 18.5% over the prior year first quarter Adjusted EBITDA;

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Adjusted EBITDA margin for the first quarter was 35.0%, a 561 basis point decrease versus the prior year first quarter Adjusted EBITDA margin of 40.7%. On a constant currency basis, Adjusted EBITDA margin for the first quarter was 36.6%, a 406 basis point decrease versus the prior year first quarter Adjusted EBITDA margin. After excluding the Special Cash Award, Adjusted EBITDA margin for the first quarter was 38.2%, a 242 basis points decrease versus the prior year first quarter. On a constant currency basis and excluding the Special Cash Award, Adjusted EBITDA margin for the first quarter was 39.5%, a 113 basis points decrease versus the prior year first quarter Adjusted EBITDA;

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Adjusted Net Income for the first quarter was $41.5 million, a 21.9% decrease versus the prior year first quarter Adjusted Net Income of $53.1 million; after excluding the Special Cash Award, Adjusted Net Income for the first quarter was $49.1 million, a 7.5% decrease versus the prior year first quarter;

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Cash EPS for the first quarter was $0.62, a 19.5% decrease versus the prior year first quarter Cash EPS of $0.77. After excluding the Special Cash Award, Cash EPS for the first quarter was $0.73, a 5.2% decrease versus the prior year first quarter.

Business Statistics

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EMEA revenues were $133.7 million for the first quarter, representing a 1.6% decrease versus the prior year first quarter. On a constant currency basis, EMEA revenues for the first quarter increased 14.3% over the prior year first quarter. After excluding the revenues of CAP Automotive ("CAP"), EMEA revenues decreased 10.3% versus the prior year first quarter and, on a constant currency basis, increased 4.9% over the prior year first quarter.

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Americas revenues were $179.7 million for the first quarter, representing a 24.6% increase over the prior year first quarter. On a constant currency basis, Americas revenues for the first quarter increased 29.0% over the prior year first quarter. After excluding the revenues of the Insurance and Services Division of Pittsburgh Glass Works, LLC ("I&S"), Americas revenues increased 22.6% over the prior year first quarter, and on a constant currency basis, increased 27.4% over the prior year first quarter;

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Revenues from insurance company customers were $113.2 million for the first quarter, representing a 6.8% increase over the prior year first quarter. On a constant currency basis, revenues from insurance company customers for the first quarter increased 17.1% over the prior year first quarter;

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Revenues from collision repair facility customers were $68.7 million for the first quarter, representing a 9.2% decrease versus the prior year first quarter. On a constant currency basis, revenues from collision repair facility customers for the first quarter increased 4.3% over the prior year first quarter;

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Revenues from independent assessors were $15.9 million for the first quarter, representing an 18.3% decrease versus the prior year first quarter. On a constant currency basis, revenues from independent assessors for the first quarter decreased 0.4% versus the prior year first quarter;

•	Revenues from service, repair and maintenance facilities customers, were $55.8 million for the first quarter, representing an increase of 78.0% over the prior year first quarter;

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Revenues from automotive recyclers, salvage, dealerships and other customers were $59.7 million for the first quarter, representing a 25.3% increase over the prior year first quarter. On a constant currency basis, revenues from automotive recyclers, salvage, dealerships and other customers for the first quarter increased 32.3% over the prior year first quarter. The increase in revenues from automotive recyclers, salvage, dealerships and other customers is primarily due to incremental revenue contributions from recently-acquired businesses.

Other Information
All percentage amounts and ratios were calculated using the underlying data in whole dollars. We measure constant currency, or the effects on our results that are attributable to foreign currency changes, by measuring the incremental difference between translating the prior period and the current results at the monthly average rates for the same period from the prior year.

Foreign Currency:

Exchange rates between most of the major foreign currencies we use to transact our business and the U.S. dollar have fluctuated significantly over the last few years and we expect that they will continue to fluctuate. The majority of our revenues and costs are denominated in Euros, Pound Sterling, Swiss francs, Canadian dollars and other international currencies. The following table provides the average quarterly exchange rates for the Euro and Pound Sterling since the beginning of fiscal year 2015:

Period	Average Euro-to-U.S. Dollar Exchange Rate	Average Pound Sterling-to-U.S. Dollar Exchange Rate
Quarter ended September 30, 2014	1.33	1.67
Quarter ended December 31, 2014	1.25	1.58
Quarter ended March 31, 2015	1.13	1.52
Quarter ended June 30, 2015	1.11	1.53
Quarter ended September 30, 2015	1.11	1.55

During three months ended September 30, 2015, as compared to the three months ended September 30, 2014, the U.S. dollar strengthened against many of the foreign currencies we use to transact our business. The average U.S. dollar strengthened versus the Euro by 16.1% and the Pound Sterling by 7.2%, which decreased our associated revenues and expenses during fiscal year 2016. A hypothetical 5% increase or decrease in the U.S. dollar versus other currencies in which we transact our business would have resulted in an increase or decrease, as the case may be, to our revenues of $7.7 million during the first quarter ended September 30, 2015.

Net Loss Attributable to Solera Holdings, Inc.:

The net loss attributable to Solera Holding, Inc. reported for the first quarter of fiscal year 2016 was primarily due to increased expenses related to a decrease in the fair value of our derivative financial instruments, an increase in interest expense due to additional senior unsecured notes issued in November 2014 and July 2015, and professional services and related costs incurred in relation to the proposed acquisition of Solera by Vista.

Quarterly Dividend:
Our Board of Directors approved the payment of a quarterly cash dividend of $0.225 per share of outstanding common stock and per outstanding restricted stock unit. The dividends are payable on December 3, 2015 to stockholders and restricted stock unit holders of record at the close of business on November 19, 2015.
Earnings Conference Call:
Solera will release its financial results for the first quarter ended September 30, 2015 on Thursday, November 5, 2015, after the market close. A conference call will be hosted by Tony Aquila, Solera's founder, Chairman and CEO, and Renato Giger, Solera's CFO, at 5:00 pm EDT that evening. The conference call will be webcast live in listen-only mode and can be accessed by visiting the Investor Center section of the Solera website at www.solerainc.com. A live audio-cast will also be accessible to the public by calling (855) 542-4213 or (412) 455-6065 from outside the U.S. and providing the access code 69445789. Callers should dial in approximately ten minutes before the call begins. For those unable to participate in the live audio-cast, a replay will be available until 11:59 p.m. EDT on November 19, 2015. To access the replay, dial (855) 859-2056 or (404) 537-3406 from outside the U.S. and provide the access code 69445789.

SOLERA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,
	2015	2014
Revenues	$313,322	$280,083
Cost of revenues:
Operating expenses	88,787	68,532
Systems development and programming costs	28,374	25,901
Total cost of revenues (excluding depreciation and amortization)	117,161	94,433
Selling, general and administrative expenses	92,977	81,877
Depreciation and amortization	44,505	37,998
Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	1,173	2,258
Acquisition and related costs	28,017	11,352
Interest expense	44,679	27,632
Other expense, net	39,830	462
	368,342	256,012
Income (loss) before provision for income taxes	(55,020)	24,071
Income tax provision	9,289	7,499
Net income (loss)	(64,309)	16,572
Less: Net income attributable to noncontrolling interests	2,560	4,208
Net income (loss) attributable to Solera Holdings, Inc.	$(66,869)	$12,364
Net income (loss) attributable to Solera Holdings, Inc. per common share:
Basic	$(1.00)	$0.18
Diluted	$(1.00)	$0.18
Dividends paid per share	$0.225	$0.195
Weighted-average shares used in the calculation of net income (loss) attributable to Solera Holdings, Inc. per common share:
Basic	67,033	68,521
Diluted	67,033	69,037

SOLERA HOLDINGS, INC.
RECONCILIATION TO ADJUSTED EBITDA
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014
(In thousands)
(Unaudited)

	Three Months Ended September 30,
	2015	2014
Net income (loss)	$(64,309)	$16,572
Add: Income tax provision	9,289	7,499
Net income (loss) before income tax provision	(55,020)	24,071
Add: Depreciation and amortization	44,505	37,998
Add: Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	1,173	2,258
Add: Acquisition and related costs	28,017	11,352
Add: Litigation related recoveries	(1,386)	—
Add: Interest expense	44,679	27,632
Add: Other expense, net	39,830	462
Add: Stock-based compensation expense	8,006	10,104
Adjusted EBITDA	$109,804	$113,877

SOLERA HOLDINGS, INC.
RECONCILIATION TO ADJUSTED NET INCOME
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,
	2015	2014
Net income (loss) attributable to Solera Holdings, Inc.	$(66,869)	$12,364
Add: Income tax provision	9,289	7,499
Net income (loss) attributable to Solera Holdings, Inc. before income tax provision	(57,580)	19,863
Add: Amortization of acquisition-related intangibles	32,087	27,515
Add: Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	1,173	2,258
Add: Acquisition and related costs	28,017	11,352
Add: Litigation related recoveries	(1,386)	—
Add: Other expense, net excluding interest income and realized gains (losses) on derivative financial instruments (1)	44,291	678
Add: Stock-based compensation expense	8,006	10,104
Adjusted Net Income before income tax provision	54,608	71,770
Less: Assumed provision for income taxes at 24% and 26%, respectively	(13,106)	(18,660)
Adjusted Net Income	$41,502	$53,110
Cash EPS:
Basic	$0.62	$0.78
Diluted	$0.62	$0.77
Weighted-average shares used in the calculation of Cash EPS:
Basic	67,033	68,521
Diluted	67,256	69,037

(1) During the first quarter of fiscal year 2016, we partially settled our foreign exchange forward contract for a cash payment of $8.9 million. This cash payment is excluded from the determination of Adjusted Net Income and Cash EPS as it is of a nonrecurring nature. Settlement of the remaining foreign exchange forward contract with a notional amount of €235.8 million was extended to July 2016. As of the settlement extension date, the unrealized loss on the remaining outstanding notional amount was approximately $8.6 million.  This unrealized loss is also excluded from the determination of Adjusted Net Income and Cash EPS consistent with our definition of these non-GAAP financial measures.

SOLERA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2015 and JUNE 30, 2015
(In thousands, except per share amounts)
(Unaudited)

	September 30, 2015	June 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$494,880	$479,592
Accounts receivable, net of allowance for doubtful accounts of $5,591 and $6,114 at September 30, 2015 and June 30, 2015, respectively	160,463	156,955
Other receivables	29,118	21,234
Other current assets	51,299	53,597
Deferred income tax assets	9,585	12,878
Total current assets	745,345	724,256
Property and equipment, net	88,279	93,391
Goodwill	1,959,980	1,950,408
Intangible assets, net	864,179	898,500
Other noncurrent assets	79,577	70,330
Noncurrent deferred income tax assets	17,311	15,745
Total assets	$3,754,671	$3,752,630
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$45,521	$44,239
Accrued expenses and other current liabilities	283,319	266,861
Income taxes payable	24,320	16,263
Deferred income tax liabilities	13,785	9,077
Total current liabilities	366,945	336,440
Long-term debt	3,126,454	2,481,828
Other noncurrent liabilities	107,367	73,799
Noncurrent deferred income tax liabilities	164,698	176,316
Total liabilities	3,765,464	3,068,383
Redeemable noncontrolling interests (1)	85,700	445,552
Stockholders’ equity:
Solera Holdings, Inc. stockholders’ equity:
Common shares, $0.01 par value: 150,000 shares authorized; 67,088 and 66,985 issued and outstanding as of September 30, 2015 and June 30, 2015, respectively	331,759	579,602
Accumulated deficit	(255,430)	(173,305)
Accumulated other comprehensive loss	(184,385)	(178,474)
Total Solera Holdings, Inc. stockholders’ equity (deficit)	(108,056)	227,823
Noncontrolling interests	11,563	10,872
Total stockholders’ equity (deficit)	(96,493)	238,695
Total liabilities and stockholders’ equity	$3,754,671	$3,752,630

(1) The decrease in redeemable noncontrolling interests is primarily attributable to the acquisition of the remaining 50% of the equity interests in our Service Repair Solutions, Inc. ("SRS") majority-owned subsidiary in the first quarter of fiscal year 2016. After this acquisition, we now own 100% of SRS. As a result, the redeemable noncontrolling interests related to SRS was eliminated.

SOLERA HOLDINGS, INC.
SELECTED STATEMENT OF CASH FLOWS INFORMATION
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014
(In thousands)
(Unaudited)

	Three Months Ended September 30,
	2015	2014
Net cash provided by operating activities	$17,349	$63,695
Net cash used in investing activities	(19,686)	(327,488)
Net cash provided by (used in) financing activities	7,575	(58,560)
Effect of foreign currency exchange rate changes on cash and cash equivalents	10,050	(14,441)
Net change in cash and cash equivalents	15,288	(336,794)
Cash and cash equivalents, beginning of period	479,592	837,751
Cash and cash equivalents, end of period	$494,880	$500,957

Supplemental cash flow information:
Cash paid for interest	$331	$—
Cash paid for income taxes	$10,714	$6,382

Supplemental disclosure of non-cash investing and financing activities:
Capital assets financed	$147	$1,373
Accrued contingent purchase consideration	$1,759	$11,946

SOLERA HOLDINGS, INC.
SUPPLEMENTAL REVENUE GROWTH INFORMATION
(Unaudited)

The tables below set forth the following supplemental information about revenue growth for our (i) consolidated group, (ii) Americas reporting segment and (iii) EMEA reporting segment:

	Q1 FY16	Q4 FY15	Q1 FY15	Sequential Change	Year/Year Change
As Reported Total Revenue Growth
	Revenue	Revenue	Revenue	Revenue	Revenue
Total	11.9%	10.9%	28.5%	1.0%	(16.6)%
Americas	24.6%	21.3%	50.1%	3.3%	(25.5)%
EMEA	(1.6)%	0.7%	11.4%	(2.3)%	(13.0)%

	Q1 FY16	Q4 FY15	Q3 FY15	Q2 FY15	Q1 FY15
As Reported Total Revenue Growth
	Revenue	Revenue	Revenue	Revenue	Revenue
Total	11.9%	10.9%	7.1%	18.3%	28.5%
Americas	24.6%	21.3%	15.4%	33.2%	50.1%
EMEA	(1.6)%	0.7%	(1.0)%	5.4%	11.4%

	Q1 FY16	Q4 FY15	Q1 FY15	Sequential Change	Year/Year Change
Constant Currency Total Revenue Growth (1)
	Revenue	Revenue	Revenue	Revenue	Revenue
Total	21.9%	22.5%	28.1%	(0.6)%	(6.2)%
Americas	29.0%	24.9%	50.8%	4.1%	(21.8)%
EMEA	14.3%	20.1%	10.2%	(5.8)%	4.1%

	Q1 FY16	Q4 FY15	Q1 FY15	Sequential Change	Year/Year Change
Constant Currency Organic Revenue Growth (2)
	Revenue	Revenue	Revenue	Revenue	Revenue
Total	9.1%	7.5%	4.7%	1.6%	4.4%
Americas	13.7%	7.5%	3.1%	6.2%	10.6%
EMEA	4.1%	7.5%	6.0%	(3.4)%	(1.9)%

	Q1 FY16	Q4 FY15	Q3 FY15	Q2 FY15	Q1 FY15
Constant Currency Total Revenue Growth (1)
	Revenue	Revenue	Revenue	Revenue	Revenue
Total	21.9%	22.5%	17.2%	23.8%	28.1%
Americas	29.0%	24.9%	17.9%	35.1%	50.8%
EMEA	14.3%	20.1%	16.5%	14.0%	10.2%

	Q1 FY16	Q4 FY15	Q3 FY15	Q2 FY15	Q1 FY15
Constant Currency Organic Revenue Growth (2)
	Revenue	Revenue	Revenue	Revenue	Revenue
Total	9.1%	7.5%	5.4%	7.9%	4.7%
Americas	13.7%	7.5%	6.1%	10.6%	3.1%
EMEA	4.1%	7.5%	4.6%	5.6%	6.0%

(1) Constant Currency Total Revenue Growth represents As Reported Total Revenue Growth for each period converted into U.S. dollars at the average exchange rates in effect for the same period from the prior year.
(2) Constant Currency Organic Revenue Growth represents Constant Currency Total Revenue Growth excluding the incremental revenue growth from businesses acquired since the same period from the prior year.

About Solera:
Solera is a leading provider of risk and asset management software and services to the automotive and property marketplace, including the global P&C insurance industry. Solera is active in over 75 countries across six continents. The Solera companies include: Audatex in the United States, Canada, and in more than 60 additional countries; HPI, CarweB and CAP Automotive in the United Kingdom; Informex in Belgium and Greece; Sidexa in France; ABZ and Market Scan in the Netherlands; Hollander serving the North American recycling market; AUTOonline providing salvage disposition in a number of European and Latin American countries; IMS providing medical review services; Explore providing data and analytics to United States property and casualty insurers; Identifix, providing solutions for the service, maintenance and repair ("SMR") market; AutoPoint and DMEautomotive, providing data-driven tools to enhance SMR experiences and facilitate customer retention and marketing solutions for the retail automotive industry; and I&S, a provider of software and business management tools, third-party claims administration, first notice of loss and network management services to the U.S. auto and property repair industries, specializing in glass claims. For more information, please refer to the Solera's website at www.solera.com.

Cautions about Forward-Looking Statements:
This press release contains forward-looking statements, including statements about: our expected dividend payment and the expected payment date; our expectations and beliefs regarding changes in foreign currency exchange rates; and historical results or performance that may suggest trends for our business. These statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: unpredictability and volatility of our operating results, which include the volatility associated with foreign currency exchange risks, our sales cycle, seasonality, global economic conditions, acquisitions and other factors; risks associated with and possible negative consequences of acquisitions, joint ventures, divestitures and similar transactions, including regulatory matters and our ability to successfully integrate our acquired businesses; risks associated with a diversified business; successful integration of acquired businesses that operate in industries outside of our core market; rapid technology changes in our industries, which could affect customer decisions regarding the purchase of our software and services; development of claims processing and other products and services in areas other than automobile insurance, including our "digital garage" and risk and asset management platform; our relationship with insurance company customers as they continue global expansion; revenue growth resulting from the launch of new software and services, including our "digital garage" and risk and asset management platform; effects of competition on our software and service pricing and our business; time and expenses associated with customers switching from competitive software and services to our software and services; risks associated with operating in multiple countries; effects of changes in or violations by us or our customers of government regulations; our ability to obtain additional financing as necessary to support our operations, including Mission 2020 ($2 billion in revenue and $840 million in Adjusted EBITDA by June 30, 2020); use of cash to service our debt and effects on our business of restrictive covenants in our bond indentures; our reliance on third-party information for our software and services; our dependence on a limited number of key personnel; costs and possible future losses or impairments relating to our acquisitions; the financial impact of future significant restructuring and severance charges; the impact of changes in our tax provision (benefit) or effective tax rate; our ability to pay dividends or repurchase shares in future periods; our reliance on a limited number of customers for a substantial portion of our revenues; effects of system failures or security breaches on our business and reputation; and any material adverse impact of current or future litigation on our results or business. For a discussion of these and other factors that could impact our operations or financial results and cause our results to differ materially from those in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, particularly our Annual Report on Form 10-K for the fiscal year ended June 30, 2015. Solera is under no obligation to (and specifically disclaims any such obligation to) update or alter our forward-looking statements whether as a result of new information, future events or otherwise.
Explanation of Non-GAAP Financial Measures:
To supplement our financial results on a GAAP basis, we use a number of non-GAAP financial measures that management believes provide additional information with respect to the performance of our fundamental business activities and are also frequently used by securities analysts, investors and other interested parties to facilitate the evaluation of our business on a comparable basis to other companies. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

The three primary non-GAAP financial measures that we use are Adjusted EBITDA, Adjusted Net Income, and Cash EPS. We believe that Adjusted EBITDA, Adjusted Net Income and Cash EPS are useful to investors in providing information regarding our operating results. We rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team in connection with our executive compensation and bonus plans. Adjusted EBITDA also allows us to compare our current operating results with corresponding prior periods as well as to the operating results of other companies in our industry. We present Adjusted Net Income and Cash EPS because we believe both of these measures provide useful information regarding our operating results in addition to our GAAP measures. We believe that Adjusted Net Income and Cash EPS provide investors with valuable insight into our profitability exclusive of unusual adjustments, and provide further insight into the cash impact resulting from the different treatments of goodwill for financial reporting and tax purposes.
Adjusted EBITDA, Adjusted Net Income and Cash EPS have limitations as analytical tools, and should not be considered in isolation or as a substitute for net income, net income per share and other consolidated income statement data prepared in accordance with accounting principles generally accepted in the United States. Because of these limitations, Adjusted EBITDA, Adjusted Net Income, and Cash EPS should not be considered as a replacement for GAAP net income. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA, Adjusted Net Income, and Cash EPS as supplemental information.

Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income (loss) excluding (i) interest expense, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) stock-based compensation expense, (v) restructuring charges, asset impairments, and other costs associated with exit and disposal activities, (vi) other (income) expense, net, (vii) litigation related expenses (recoveries), and (viii) acquisition and related costs. Acquisition and related costs include costs incurred in relation to the proposed acquisition of Solera by Vista, including professional fees and personnel retention incentives; legal and professional fees and other transaction costs associated with completed and contemplated business combinations and asset acquisitions; costs associated with integrating acquired businesses, including costs incurred to eliminate workforce redundancies and for product rebranding; and other charges incurred as a direct result of our acquisition efforts. These other charges include changes to the fair value of contingent purchase consideration, acquired assets and assumed liabilities subsequent to the completion of the purchase price allocation, purchase price that is deemed to be compensatory in nature and incentive compensation arrangements with continuing employees of acquired companies.

Adjusted Net Income is a non-GAAP financial measure that represents GAAP net income (loss) attributable to Solera Holdings, Inc. excluding (i) provision for income taxes, (ii) amortization of acquired intangible assets, (iii) stock-based compensation expense, (iv) restructuring charges, asset impairments, and other costs associated with exit and disposal activities, (v) other (income) expense, net excluding interest income and realized gains (losses) on derivative financial instruments, (vi) litigation related expenses (recoveries), and (vii) acquisition and related costs. From this amount, we subtract an assumed provision for income taxes to arrive at Adjusted Net Income. During fiscal years 2016 and 2015, we assumed a 24% and 26% income tax rate, respectively, as an approximation of our long-term effective corporate income tax rate, which is a non-GAAP financial measure that includes certain benefits from net operating loss carryforwards, tax credits, tax deductible goodwill and amortization, and certain holding companies in low tax-rate jurisdictions.

Cash EPS is a non-GAAP financial measure that represents Adjusted Net Income (as defined above) divided by the number of diluted shares outstanding for the period used in the calculation of GAAP net income (loss) attributable to Solera Holdings, Inc. per diluted common share. If we report a net loss attributable to Solera Holdings, Inc. for GAAP purposes, the diluted shares outstanding used in the calculation of Cash EPS includes the dilutive effective of common stock equivalents.

SOURCE Solera Holdings, Inc.
Press Contact
Angela Vargo
(214) 679-5660
angela.vargo@solerainc.com
Investor Relations

7 Village Circle, Suite 100

Westlake, TX 76262

USA

Phone: (817) 961-2097
Email: Investor.Relations@solerainc.com